Exhibit 99.1

NEWS FROM

BRIAN SWEENEY TO BECOME CHIEF FINANCIAL OFFICER OF CABLEVISION

Gregg Seibert Will Continue to Serve as Vice Chairman of Cablevision

BETHPAGE, NY, February 6, 2015 – Cablevision Systems Corporation (NYSE: CVC) today announced that the company’s president Brian G. Sweeney will also become chief financial officer, effective March 1, 2015. Mr. Sweeney will continue to report to James L. Dolan, Cablevision chief executive officer.

Mr. Sweeney succeeds Gregg Seibert who will continue to serve as vice chairman of Cablevision, working on the company’s long-term strategic and financial initiatives. In separate announcements also made today, The Madison Square Garden Company (MSG) and AMC Networks Inc. (AMC) appointed Mr. Seibert vice chairman of MSG and vice chairman of AMC, respectively.

As president and CFO, Mr. Sweeney will continue to work closely with Mr. Dolan on the overall management of the company. He will oversee the company’s financial and accounting matters as well as its investor relations, treasury, business development activities, and other corporate finance functions. In this role, he also assumes responsibility for Cablevision’s Lightpath business. Furthermore, Mr. Sweeney will maintain direct oversight of Cablevision’s local media properties, including Newsday Media Group and News 12 Networks.

Mr. Dolan stated, “Brian is a seasoned industry veteran who brings more than 20 years of management expertise and strong financial acumen to the CFO position. Most importantly, he has been a longtime, integral member of the Cablevision organization and exemplifies our Company’s collaborative culture. Brian’s leadership will be instrumental as we continue our efforts to drive strong financial and operational results and continue to transform the customer experience.”

Said Mr. Sweeney, “I look forward to continuing to work with Gregg and the strong team he has assembled as the company executes new initiatives and strategies in a rapidly evolving marketplace. I am enthusiastic to have the opportunity to take on this important position at the company and to focus on identifying ways to build value for our shareholders.”

Mr. Seibert will continue to serve as a senior member of the company’s leadership team, providing strategic and financial counsel as Cablevision’s vice chairman.

Mr. Seibert added, “Brian is an excellent fit for our CFO role and I am eager to continue to work closely with him. I also look forward to focusing my efforts on the broader strategic and financial direction of Cablevision as I assume new roles at both MSG and AMC.”

ABOUT BRIAN SWEENEY

Mr. Sweeney has held several positions of increasing responsibility since joining Cablevision more than two decades ago. Prior to his appointment as president of the company, Mr. Sweeney was senior executive vice president, strategy and chief of staff to the CEO, overseeing corporate strategy and key growth initiatives. Prior to that role, he was senior vice president of e-media, where he helped to develop and execute the company’s technology and engineering initiatives. Mr. Sweeney began his career in 1993 at Cablevision’s programming division Rainbow Media (now AMC Networks) as vice president of information systems. While in his role, he was responsible for all application development and information systems support for the Rainbow-managed cable networks.

Mr. Sweeney received his MBA in finance from the Wharton School of the University of Pennsylvania and his bachelor’s degree in computer science from the University of Virginia.

Mr. Sweeney serves as a member of Cablevision’s board of directors, and is also on the board of directors at AMC Networks and The Madison Square Garden Company.

COMPANY DESCRIPTION

Cablevision Systems Corporation (NYSE: CVC) is a leading media and telecommunications company, serving millions of households and businesses throughout the greater New York area. Providing quality products that keep customers connected, Cablevision offers Optimum-branded digital cable television, high-speed Internet and voice services as well as Optimum WiFi, the nation’s most robust WiFi network. Cablevision’s Lightpath subsidiary is a premier provider of integrated business communications solutions for larger companies. Through its local media and programming properties – News 12 Networks and Newsday Media Group – Cablevision also delivers news and information created specifically for the communities it serves. Additional information about Cablevision is available at www.cablevision.com.

Media Contact:	Investor Relations Contact:
Lisa Anselmo	Cindi Buckwalter
Vice President, Corporate Communications	Senior Vice President, Investor Relations
(516) 803-2362	(516) 803-2264

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